Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Tuesday Morning Corporation 2008 Long-Term Equity Incentive Plan of our reports dated August 26, 2008, with respect to the consolidated financial statements of Tuesday Morning Corporation included in its Annual Report on Form 10-K for the year ended June 30, 2008, and the effectiveness of internal control over financial reporting of Tuesday Morning Corporation filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Dallas, Texas
May 5, 2009